Charter of Corporate Governance & Nominating Committee
of the Board of Directors of
Grant Hartford Corporation

A	Purpose

The role of the Corporate Governance and Nominating Committee (the "Committee") is to discharge the responsibilities of the Board of Directors (the "Board") of Grant Hartford Corporation (the "Company") to ensure that the Board and its committees are appropriately constituted to meet their legal obligations to the stockholders and the Company. To this end, the Corporate Governance and Nominating Committee is responsible for (i) identifying and recommending to the Board individuals qualified to become Board and committee members; (ii) ensuring that a majority of the Board consists of individuals who are independent as required by applicable law and the rules of any securities exchange or automated inter-dealer quotation system on which any of the Company's securities are or may be traded and that members of the Audit, Compensation, and Corporate Governance and Nominating Committees are independent as required by applicable law and such rules, provided that the foregoing shall not be construed to discharge the Board's responsibility under such law or rules to determine whether members of the Board or any committee are independent; (iii) recommending to the Board the Insider Trading Policy for the Company; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company; (v) generally addressing corporate governance issues for the Board; and (vi) reporting regularly to the Board as to its activities.

B	Functions

The Committee shall have the following functions, as well as any functions as shall be required of nominating or corporate governance committees by the rules of any securities exchange or automated inter-dealer quotation system on which any of the Company's securities are or may be traded and the Securities and Exchange Commission (the "SEC"). The tasks and processes are set forth as a guide, and not as minimum requirements, with the understanding that the Committee may supplement them as appropriate, or may choose to fulfill its responsibilities in other ways which it deems advisable in its business judgment.

1.

To establish the criteria for Board membership, based on the nature, size and complexity of the Company and the stage of its development, from time to time, which may include one or more of the following:

Experience as a senior executive at a publicly traded corporation, management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization, or such other professional experience as the Committee shall determine shall qualify an individual for Board service.

In establishing these criteria, the Committee shall make every effort to ensure that the Board and its committees include at least the number of independent directors as is required by applicable standards promulgated by any securities exchange or automated inter-dealer quotation system on which any of the Company's securities are traded and by the SEC.

2.	To periodically review the structure, size and composition of the Board and make recommendations to the Board with regard to any adjustments that are deemed necessary;

3.

To develop and recommend to the Board for its approval an annual Board and committee self-evaluation process to determine the effectiveness of the functioning of the Board and its committees, and oversee such annual self-evaluation process;

4.

To consider, recruit and recommend to the Board candidates for election to the Board at each annual meeting of stockholders; to review candidates recommended by stockholders, establish the procedures by which such stockholder candidates will be considered by the Committee and publish these procedures in the Company's annual meeting proxy statement; to conduct the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates;

5.	To develop, approve and periodically assess a process for shareholders to send communications to the Board;

6.

To receive recommendations of director candidates made by security holders of the Company and to recommend to the Board whether the Company should adopt a policy with respect to consideration of such candidates and, if so, to prepare that policy and the procedure to be followed by security holders in submitting such recommendations;

7.	To review the performance of the Board and the various committees of the Board, including the Committee, at least annually;

8.	To make recommendations to the Board regarding committee structure and delegated responsibilities included in the charter of each committee of the Board;

9.	To consider questions of possible conflicts of interest, including related prior transactions, of Board members and of senior executives;

10.

To receive and review an annual questionnaire furnished by each director identifying relationships between such director and members of his or her immediate family and the Company and recommending to the Board whether any such relationships are material or whether they satisfy the Board's standards of independence;

11.	To determine (i) the appropriate schedule for regular executive sessions of the non-management directors, (ii) whether, in the event the Chairperson of the Board is a member of management, a single presiding director shall be selected for all such executive sessions or whether a procedure should be used for selection of the presiding director, and (iii) a method to be disclosed by the Company for interested parties to be able to communicate concerns directly to the Chairperson of the Board or, in the event the Chairperson of the Board is a member of management, the presiding director or with the non-management directors as a group;

12.	To recommend to the Board the appointment and removal of the members and chairs of the committees;

13.	To make recommendations on the structure of Board meetings and to oversee the Company's processes for providing information to the Board;

14.

To consider matters of corporate governance and to review periodically the Company's corporate governance principles and codes of business conduct and ethics (as required by the rules of any securities exchange or automated inter-dealer quotation system on which any of the Company's securities are traded and the SEC) and recommend to the Board any changes deemed appropriate;

15.	To recommend to the Board director retirement policies;

16.	To review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval;

17.	To establish and maintain a corporate succession plan for the CEO and the rest of senior management.

18.

In the event that any Director changes his or her principal employment and submits the required letter of resignation to the Board of Directors, to review such letter of resignation and make a recommendation to the Board regarding whether to accept such resignation, and

19.	Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

C	Composition

The Committee shall be composed of two (2) or more directors, none of whom shall be an employee of the Company and each of whom shall, in the Board's judgment, meet the independence requirements of any applicable law and the rules of any securities exchange or automated inter-dealer quotation system on which any of the Company's securities are or may be traded. The members of the Committee shall be appointed by the Board and may be removed by the Board at its discretion. Members of the Committee shall serve until their resignation, death, removal by the Board or until their successors are appointed. A Committee member shall be automatically removed without further action of the Board if the member ceases to be a director of the Company or is found by the Board no longer to meet applicable independence requirements. The Committee shall include a Committee Chairperson. If a Chairperson is not designated or present, the members of the Committee may designate a Chairperson by majority vote.

D	Meetings

          The Committee shall meet either in person or telephonically at least twice per year at a time and place determined by the Chairperson of the Committee, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed appropriate or desirable by the Chairperson of the Committee. It is expected that Committee members shall be present at all Committee meetings. The Committee Chairperson may call a Committee meeting upon due notice of each other Committee member at least forty-eight (48) hours prior to the meeting. Attendance by a Committee member at any meeting called on less than 48 hours' notice shall be deemed a waiver of notice unless such attendance is for the sole purpose of contesting the validity of such meeting. Members of senior management or others may attend meetings of the Committee at the invitation of the Chairperson of the Committee and shall provide pertinent information as necessary. The Chairperson of the Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Committee members prior to each meeting. The Chairperson of the Committee will also cause minutes of each meeting to be prepared and circulated to the Committee members. The Committee may designate a non-voting Secretary or Acting Secretary for the Committee, who shall assist in the administration of meetings and prepare the minutes of such meeting as requested by the Committee.

          A majority of the members of the Committee shall constitute a quorum for all purposes. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (i) any provision of this Charter; (ii) any provision of the By-laws or Certificate of Incorporation of the Company; or (iii) the laws of the state of Delaware.

E	Authority to Engage Advisors

          The Committee shall have the authority necessary, and shall have the appropriate funding from the Company, to retain and approve the fees of legal and other advisors, including consultants, as it deems necessary for the fulfillment of its responsibilities. Any communication between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

Adopted: January          , 2011